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                                                                    EXHIBIT 99.1

PRESS RELEASE_______________

FOR IMMEDIATE RELEASE


   Verdant Brands, Inc.
   9100 West Bloomington Freeway, Ste 113
   Bloomington, MN 55431-2543
   (952) 887-0039  Fax: (952) 887-1300


CONSEP BUSINESS TO BE SOLD


RELEASE DATE:  June 27, 2001
RELEASE SOURCE CONTACT: BRUCE MALLORY, PRESIDENT AND COO

MINNEAPOLIS, MN,

         Verdant Brands, Inc. (NASDAQ: VERD.OB) announced today the business and assets of Consep, Inc., the sole remaining operating subsidiary of Verdant Brands, will be sold for the benefit of Consep's creditors in an auction that has been scheduled for July 17, 2001. In early 2001, all of Consep's assets were assigned to a trustee that has been retained by Verdant Brands' senior secured lender to oversee the operations of Consep pending a sale of its business. A $3,300,000 purchase offer for the Consep business and assets has been received from Roll International Corporation, but other bidders may participate in the auction by submitting an offer in excess of the Roll International offer.

         If the sale of Consep's assets is completed at the price offered by Roll International, all of the sale proceeds, less sale expenses, will be paid to Verdant Brands' senior secured lender to be applied against outstanding senior indebtedness, which currently is approximately $4,000,000.

         Following the sale of Consep, Verdant Brands will terminate all operations and business activities. The proceeds received from the sale of its operating businesses over the past 8 months have been applied to the payment of secured indebtedness, expenses of sale and operating expenses. No cash or other assets will be available for distribution to unsecured creditors or shareholders of Verdant Brands or its affiliated corporations on the termination of business.